UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2005

TYCO INTERNATIONAL LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda		98-0390500
(Jurisdiction of Incorporation)		(IRS Employer Identification No.)

001-13836
(Commission File Number)

Second Floor, 90 Pitts Bay Road
Pembroke, HM 08, Bermuda
(Address of Principal Executive Offices, including Zip Code)

441-292-8674
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

As previously reported in our periodic filings, Nellcor Puritan Bennett, Inc. (“Nellcor”) appealed the judgment of the United States District Court for the Central District of California in Mallinckrodt, Inc. (“Mallinckrodt”) and Nellcor Puritan Bennett, Inc. v. Masimo Corporation (“Masimo”) awarding Masimo damages of $165 million for Nellcor’s alleged infringement of two Masimo patents related to pulse oximeters sold between July 2001 and May 2004.  On September 7, 2005, the United States Court of Appeals for the Federal Circuit issued a decision on the appeal that is adverse to Nellcor.  In particular, the Court of Appeals:  (1) affirmed the infringement finding against Nellcor on two patents; (2) reversed the district court’s ruling of non-infringement of a third patent; and (3) reversed the district court’s ruling not to enter an injunction and directed the district court to issue an injunction.  The Court of Appeals also: (1) affirmed the district court’s ruling that Nellcor’s infringement was not willful, which precludes Masimo from seeking up to treble damages and (2) affirmed the district court’s ruling that one of Masimo’s patents is unenforceable due to Masimo’s inequitable conduct in seeking the patent. The Company has assessed the amount of potential additional damages and interest accruing from the date of entry of final judgment to the present.  Accordingly, during the current quarter, Tyco will record a pre-tax charge of approximately $280 million related to this matter and does not expect to incur material losses beyond that which will be accrued.  On September 12, 2005, the Company issued a press release relating to this matter.  The press release is attached as Exhibit 99.1 to this report and incorporated in this Item 8.01 by reference.

Item 9.01  Financial Statements and Exhibits

(c)     Exhibits

Exhibit
No.	Description
99.1	Press release issued September 12, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.

By:	/s/ Carol Anthony Davidson
Carol Anthony Davidson
Senior Vice President, Controller and Chief Accounting Officer

Dated: September 12, 2005